Exhibit 99.1
OHIO LEGACY CORP ANNOUNCES THIRD QUARTER RESULTS
Wooster, Ohio, November 1, 2006 — Ohio Legacy Corp (NASDAQ: OLCB), parent company of Ohio Legacy Bank, N.A., today reported net earnings for the three months ended September 30, 2006, of $22,000 or $0.01 per share, compared to $140,000 or $0.06 per share, during the third quarter of 2005. Net earnings for the first nine months of 2006 totaled $174,000 or $0.08 per share, compared to $406,000 or $0.19 per share for the same period in 2005. Assets totaled $226.7 million at September 30, 2006 compared to $206.6 million at September 30, 2005.
The following key items summarize the Company’s financial results during the third quarter of 2006:
•	The loan portfolio grew $5.7 million since the end of the second quarter

•	The deposit portfolio increased $8.8 million

•	Spread and margin continued to compress due primarily to increased deposit costs

•	Net interest income was flat from the previous quarter and same period a year ago

•	Noninterest expense was flat from the second quarter of 2006, increasing 18% over the 3rd quarter of 2005
While Management is not pleased with the overall level of return that this represents to our shareholders we believe it is important to recognize the progress we are making against our three major goals:
•	Improve our deposit mix by increasing the level of low cost deposits

•	Improve our efficiency ratio by increasing overall revenues

•	Maintain our growth rate while improving the earnings profile of the Company
Progress against these transforming activities is discussed in detail below:
Net Interest Income — During the three months ended September 30, 2006 compared to the same period 2005, net interest income was flat, falling slightly from $1.69 million to $1.63 million. Interest income increased 19.5% over the same period a year ago and was up 4.4% over the 2nd quarter of 2006. Net interest margin was 3.08% in the third quarter of 2006, down, compared to 3.50% in the third quarter of 2005 and 3.22% in the second quarter of 2006. Interest rate spread continued to contract, falling to 2.67% in the third quarter 2006 compared to 3.16% in the year-ago period. This decrease in margin and spread in the face of increasing interest revenue is a result of the cost of funds increasing faster than the yield on earning assets. The yield on interest-earning assets was 6.59% during the third quarter of 2006, an increase of 11 basis points from the previous quarter and 57 basis points from the third quarter of 2005. The cost of funds increased 25 basis points during the third quarter of 2006 due to increased deposit rates in our markets. In order to improve our margin and spread the Company must continue to address its costs and sources of funds, we discuss this in detail in the “Deposit” section.
Noninterest Income — Service charges on deposit accounts increased to $259,000 for the three month period ended September 30, 2006 from $138,000 for the same period in 2005 due to the restructuring of our deposit fees and increased volumes of personal checking accounts. Other income increased from $8,000 in 2005 to $13,400 for the quarter in 2006. This is due primarily to increased sales of our merchant card services product line. A gain on the sale of repossessed assets of $2,300 was recognized during the period.
Noninterest Expense — Total noninterest expense was $1.8 million in the third quarter of 2006 compared to $1.5 million in the third quarter of 2005. Noninterest expense in the third quarter of 2006 increased $44,000 compared to the second quarter of 2006. Compared to 2005, salary and benefit expense is up $164,600, due largely to the increased staff associated with the North Canton banking office which opened in October of 2005. We have added staff this year, beyond the new office, to execute on our primary strategies. This build up and the impact is discussed at length in the “Strategic Development” section below.
Occupancy and equipment expenses increased with both the addition of the North Canton office and increases in the lease and rent agreements that the Company has in place. On the whole, occupancy expenses increased $48,600 quarter over quarter 2006 compared to 2005. Year-to-date occupancy is up $125,000 compared to the first nine months of 2005.

Professional fees were lower through the first nine months of 2006 due to the reduction in recruitment costs. Consulting fees incurred to assist management with performing its duties under section 404 of the Sarbanes-Oxley Act along with internal and external audit fees, are, however, expected to rise throughout the fourth quarter.
Data processing expense continues to increase during 2006 as a result of higher transaction volumes, more deposit and loan accounts and additional services offered to customers. Data processing expense in the third quarter of 2006 increased $32,000 from the third quarter of 2005. Through the first nine months of the year data processing expense is $24,000 ahead of the same period in 2005. We anticipate that for the life of the current agreements under which the Company receives its data processing services, these expenses will increase.
Intangible asset amortization relates to core deposit and other intangibles recognized with the acquisition of the Milltown banking office in Wooster in August 2004. Amortization in the third quarter of 2006 was $42,000 compared to $52,000 in 2005.
Loans and Asset Quality — At September 30, 2006, the loan portfolio, net of the allowance for loan losses, deferred fees and loans held for sale totaled $178.1 million, an increase of $5.7 million from June 2006. The loan portfolio has increased $19.9 million, year-to-date representing an annualized growth rate of 13%. During the third quarter of 2006, the largest increase in loans came in the commercial real estate portfolio, which grew $4.1 million. Loans secured by residential real estate and commercial loans increased $1.7 million and $315,000, respectively, during the quarter. The Company showed $227,000 in loans held for sale, this represents the initial production in our secondary mortgage division for September. We began accepting applications during the month and anticipate that this number will begin to show substantial growth over time.
The weighted average rate of loans originated during the quarter was 8.28%. This compares favorably to the 7.09% total loan yield. We believe that the strong loan pricing we have been able to sustain over the last three quarters will be well served by the shift in mortgage strategy away from fixed rate portfolio loans. This should improve our yields and ultimately our margin.
The Company believes that credit quality remains strong; however there are a number of material changes that bear explanation. Delinquency, which the Company continues to view as an indicator of overall portfolio strength, deteriorated to 2.17% of total loans. This is an increase from 1.0% of total loans at both June 30, 2006 and September 30, 2005. The increase is due primarily to two relationships that have moved to non-accrual status. The Company’s methodology for calculating delinquency includes all non-accrual loans as being delinquent. The two relationships totaling $2.0 million in outstanding debt are also responsible for driving nonperforming loans to $2.7 million at September 30, 2006, compared to $678,000 at June 30, 2006. Loans are considered nonperforming if they are impaired or if they are in nonaccrual status. The Company performs extensive monthly analysis on all loans that are delinquent, classified on the “watch list” or are non-performing to determine real risk of loss and believes that there is a minimal risk of principle loss with both relationships. The Senior Lender and the Manager of Credit Administration are integrally involved with the relationships that recently moved to non-accrual; both relationships are commercial real estate investment properties. We believe that we will be able to sell the smaller of the two ($287,000) at little or no loss, while the other ($1.7 million) is a real estate subdivision in which the Company intends to act as the developer to minimize the risk of loss. The Company anticipates that this property will move to Other Real Estate Owned (OREO) status in late 2006. In order to assure that the Company is in position to maintain its historically high credit standards we have increased the sample size of loans reviewed by our independent loan review specialists, and in the second quarter, added a manager of credit administration responsible for credit process and quality, reporting directly to the CEO. Additionally we formed a separate board committee; the Credit Risk Management Committee for the purpose of providing more timely and thorough board oversight of the credit function of the Company. Net charge-off (recovery) performance continues to be strong, falling from 0.03% of assets for the three months ending June 30, 2006 to (0.002)% for the quarter ending September. This also compares favorable to the same period a year ago at 0.01% and flat for the quarter ending December 31, 2005. The provision for loan losses for the period totaled $65,000, bringing the total allowance to $1.8 million dollars or 0.99% of loans. The Company believes the allowance for loan loss is adequate.
Deposits — The deposit portfolio increased $8.8 million during the quarter while core deposit balances increased $1.4 million for the period. Noninterest bearing deposits increased $1.2 million over the second quarter and are up $3.2 million over the same period a year ago. During the period certificates of deposit (CD) balances increased $7.4 million. While these balances are more expensive than core deposits, they are less expensive than wholesale funding and provide the opportunity to cross sell other services as nearly all of our CD relationships are retail in nature. We are pleased with our deposit growth in-total, at a time when many community banks are having difficulty growing any deposits, we are growing at an annualized rate of 12.6%. However we recognize that we are still overly reliant on CD’s which is not consistent with our model. In order to achieve our earnings projections it is imperative that we consistently achieve core, and especially noninterest bearing deposit growth.
Borrowings — The increase in the deposit portfolio funded the growth in the loan portfolio and provided excess funds allowing the Company to lower total borrowings by $6.2 million during the quarter to $29.2 million. This is the lowest level of borrowing the Company has had since year end 2005 when total borrowings were $26.3 million. It is our intention to continue to reduce our dependence on borrowed funding while growing core deposits and retail CD’s.
Strategic Developments — The Company has made a substantial investment in additional staff this year, to execute on our primary strategies. These additions break out into three primary areas; business/commercial banking, credit administration and mortgage banking. In the first 9 months of this year we have added 3 mortgage loan originators, a mortgage loan analyst, a Senior Vice President of mortgage banking, 2 business bankers, a commercial banker, a Vice President/Manager of credit administration, and a deposit retention/loyalty specialist. These hires are all targeted against our key strategies of improving our deposit mix, increasing our revenue and maintaining our growth rate, while we improve profitability. We believe that the Company is just beginning to experience dividends from the commitment to its deposit gathering strategy. The execution of this strategy falls primarily to the banking center managers, commercial and business bankers. We believe that we now have the right compliment of individuals in position to fully execute against this strategy. Similarly as we have continued to grow the loan portfolio we have developed the need for additional talent in the administration of our credit process and policy. We believe that the right individuals are in place to effectively manage the risk associated with this activity. Lastly, the mortgage banking strategy has come together in approximately 60 days, from a standing start to the ability to begin processing, closing and selling loans — the effort of this team has been remarkable. In spite of a “down housing market” we remain bullish on the results that this group will produce for the Company.
We believe that we now have the team that will be successful in growing the Company and delivering on our commitment to our shareholders to grow profitably. We are not pleased with the level of profitability the Company achieved in the third quarter and we are committed to higher levels of financial return. However in order to achieve higher levels of performance we have had to add significant product, process and people improvements. While improvement is a “never ending story” we believe that we are now in position to leverage the investment that has been made.
ABOUT OHIO LEGACY CORP
Ohio Legacy Corp is a bank holding company headquartered in Wooster, Ohio. Its subsidiary,
Ohio Legacy Bank, N.A., provides financial services to small businesses and consumers through five full-service banking offices in Wooster, Canton, Millersburg and North Canton, Ohio.
FORWARD-LOOKING STATEMENTS DISCLOSURE
This release contains certain forward-looking statements related to the future performance and financial condition of Ohio Legacy Corp. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the Company’s current condition and management’s understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the Company’s future results are set forth in the periodic reports and registration statements filed by the Company with the Securities and Exchange Commission.

OHIO LEGACY CORP
CONSOLIDATED BALANCE SHEETS
As of September 30, 2006, and December 31, 2005

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Cash and due from banks	$5,519,465	$4,528,094
Federal funds sold and interest-bearing deposits in financial institutions	5,410,942	3,594,452

Cash and cash equivalents	10,930,407	8,122,546
Certificate of deposit in financial institution	100,000	100,000
Loans held for sale	227,232	—
Securities available for sale	28,243,990	33,032,297
Securities held to maturity	831,007	838,224
Loans, net of allowance of $1,775,284 and $1,589,407 at September 30, 2006 and December 31, 2005	178,077,150	158,182,319
Federal bank stock	1,526,600	1,479,500
Premises and equipment, net	3,659,152	3,797,314
Intangible assets	321,751	455,244
Other real estate owned	866,114	158,979
Accrued interest receivable and other assets	1,984,394	1,851,344

Total assets	$226,767,797	$208,017,767

LIABILITIES
Deposits:
Noninterest-bearing demand	$15,704,758	$15,727,338
Interest-bearing demand	10,438,917	12,231,345
Savings and money market	44,837,945	42,665,057
Certificates of deposit, net	107,268,416	92,273,308

Total deposits	178,250,036	162,897,048
Repurchase agreements	1,670,806	3,066,517
Overnight Federal Home Loan Bank advances	2,150,000	7,200,000
Federal Home Loan Bank advances	21,148,208	11,796,009
Subordinated debentures	3,325,000	3,325,000
Capital lease obligations	946,324	959,450
Accrued interest payable and other liabilities	869,791	668,868

Total liabilities	208,360,165	189,912,892

SHAREHOLDERS’ EQUITY
Preferred stock, no par value, 500,000 shares authorized, none outstanding	—	—
Common stock, no par value, 5,000,000 shares authorized, 2,214,564 shares issued and outstanding at September 30, 2006, and December 31, 2005, respectively	18,725,852	18,658,386
Accumulated earnings	253,415	79,415
Accumulated other comprehensive loss	(571,635)	(632,926)

Total shareholders’ equity	18,407,632	18,104,875

Total liabilities and shareholders’ equity	$226,767,797	$208,017,767

OHIO LEGACY CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Nine Months Ended September 30, 2006 and 2005
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Interest income:
Loans, including fees	$3,107,712	$2,515,946	$8,805,540	$6,992,354
Securities	297,723	347,840	934,900	1,115,008
Interest-bearing deposits and federal funds sold	53,657	30,040	157,280	121,951
Dividends on federal bank stock	22,211	19,405	65,502	55,757

Total interest income	3,481,303	2,913,231	9,963,222	8,285,070

Interest expense:
Deposits	1,459,061	982,651	3,801,905	2,757,245
Federal Home Loan Bank advances	254,619	128,524	768,451	312,831
Subordinated debentures	70,722	70,722	212,166	212,166
Repurchase agreements	32,733	4,896	93,724	4,896
Capital leases	37,159	37,676	112,024	113,294

Total interest expense	1,854,294	1,224,469	4,988,270	3,400,432

Net interest income	1,627,009	1,688,762	4,974,952	4,884,638

Provision for loan losses	65,000	103,000	242,000	210,046

Net interest income after provision for loan losses	1,562,009	1,585,762	4,732,952	4,674,592

Noninterest income:
Service charges and other fees	259,022	138,058	793,175	392,345
Gain on sale of credit card portfolio	—	—	—	9,782
Loss on disposal of fixed asset	—	(2,505)	(1,872)	(6,929)
Gain (loss) on sale of repossessed assets	2,262	—	(4,036)	7,000
Other income	13,402	7,957	36,053	18,750

Total noninterest income	274,686	143,510	823,320	420,948

Noninterest expense:
Salaries and benefits	956,825	792,251	2,786,852	2,117,255
Occupancy and equipment	240,889	192,253	714,262	589,350
Professional fees	81,458	95,780	284,236	371,497
Franchise tax	58,592	58,269	186,142	191,782
Data processing	164,222	132,201	466,295	442,426
Marketing and advertising	52,893	36,141	139,537	117,811
Stationery and supplies	26,857	29,622	93,200	89,448
Intangible asset amortization	41,931	52,199	133,493	164,298
Other expenses	172,235	129,011	471,568	398,657

Total noninterest expense	1,795,902	1,517,727	5,275,585	4,482,524

Earnings before income tax expense	40,793	211,545	280,687	613,016
Income tax expense	18,793	71,545	106,687	207,016

Net earnings	$22,000	$140,000	$174,000	$406,000

Basic earnings per share	$0.01	$0.06	$0.08	$0.19
Diluted earnings per share	0.01	0.06	0.08	0.18

OHIO LEGACY CORP
QUARTERLY BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	2006			2005
	Sept. 30	June 30	March 31	Dec. 31	Sept. 30
Cash and cash equivalents	$10,930	$13,025	$11,876	$8,123	$9,473
Loans held for sale	227	—	—	—	—
Securities and time deposits	29,175	30,226	32,332	33,971	36,236
Loans, net of fees	179,853	174,128	162,590	159,771	155,021
Allowance for loan losses	(1,775)	(1,706)	(1,637)	(1,589)	(1,289)
Premises and equipment, net	3,659	3,734	3,751	3,797	3,316
Intangible assets	322	364	408	455	505
Other assets	4,377	3,947	3,800	3,490	3,335

Total assets	$226,768	$223,718	$213,120	$208,018	$206,597

Noninterest-bearing demand	$15,705	$14,539	$14,400	$15,727	$12,535
Interest-bearing demand	10,439	10,704	11,079	12,231	10,019
Savings and money market	44,838	44,334	42,760	42,665	42,389
Certificates of deposit	107,268	99,909	94,119	92,273	93,830

Total deposits	178,250	169,486	162,358	162,896	158,773
Other borrowings	29,240	35,408	31,704	26,348	28,861
Other liabilities	870	747	877	669	609

Total liabilities	208,360	205,641	194,939	189,913	188,243
Shareholders’ equity	18,408	18,077	18,181	18,105	18,354

Total liabilities and shareholders’ equity	$226,768	$223,718	$213,120	$208,018	$206,597

LOAN PORTFOLIO:
Residential real estate	$64,697	$63,011	$60,032	$59,321	$56,405
Commercial real estate	66,121	61,999	56,490	54,522	51,053
Consumer and home equity	10,582	11,058	11,431	11,656	11,716
Commercial	17,544	17,229	13,501	12,805	14,606
Construction	11,361	10,980	11,456	11,758	11,617
Multifamily residential	9,750	10,045	9,890	9,930	9,832
Net deferred loan fees	(202)	(194)	(210)	(221)	(208)

Loans	179,853	174,128	$162,590	$159,771	$155,021

QUARTERLY AVERAGES:
Fed funds sold and securities (1)	$35,365	$39,006	$38,983	$40,595	$41,471
Loans	173,943	167,591	160,531	156,945	149,183
Total interest-earning assets	209,918	206,597	199,514	197,540	192,110
Total assets	221,667	216,675	209,839	207,392	201,152
Total assets, year to date	216,060	213,258	209,839	201,465	199,490
Noninterest-bearing deposits	14,881	13,870	14,485	15,070	12,449
Interest-bearing deposits	156,976	150,132	143,855	146,791	147,546
Other borrowings and leases	30,649	33,556	32,363	26,453	22,418
Total interest-bearing liabilities	187,625	183,688	176,218	173,244	169,964
Shareholders’ equity	18,091	17,976	18,111	18,142	18,028
Shareholders’ equity, year to date	18,057	18,043	18,111	17,685	17,534

(1)	Includes federal agency stock not classified in securities on the consolidated balance sheets and interest-earning deposits in financial institutions

OHIO LEGACY CORP
QUARTERLY STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data and ratios)

	2006			2005
For the three months ended	Sept. 30	June 30	March 31	Dec. 31	Sept. 30

Interest income	$3,481	$3,335	$3,147	$3,070	$2,913
Interest expense	(1,854)	(1,682)	(1,452)	(1,340)	(1,224)

Net interest income	1,627	1,653	1,695	1,730	1,689
Provision for loan losses	(65)	(127)	(50)	(313)	(103)
Gain on sale of credit card portfolio	—	—	—	—	—
Other gains and (losses), net	2	(13)	5	—	(3)
Noninterest income	272	298	258	162	146
Amortization of intangible asset	(42)	(44)	(47)	(50)	(52)
Noninterest expense	(1,753)	(1,708)	(1,680)	(1,594)	(1,466)

Net earnings (loss) before taxes	41	59	181	(65)	211
Income tax (expense) benefit	(19)	(24)	(64)	21	(71)

Net earnings (loss)	$22	$35	$117	$(44)	$140

Earnings per share, diluted	$0.01	$0.02	$0.05	$(0.02)	$0.06
Common and dilutive shares, avg.	2,217	2,218	2,221	2,215	2,199

SELECTED RATIOS:
Net interest margin (1)	3.08%	3.22%	3.46%	3.49%	3.50%
Yield on interest-earning assets	6.59	6.48	6.40	6.18	6.02
Cost of funds	3.92	3.67	3.34	3.07	2.86
Interest rate spread (2)	2.67	2.81	3.06	3.11	3.16
Money market rates, year to date	3.25	3.04	2.73	2.59	2.58
Certificate of deposit rates, year to date	3.99	3.84	3.67	3.11	2.98
Certificate of deposit rates	4.26	4.00	3.67	3.46	3.15
Efficiency ratio (3)	92.34	87.51	86.03	84.29	79.87
Allowance as a percent of loans	0.99	0.98	1.01	0.99	0.83
Net loans as a percent of deposits	1.00	1.02	99.13	97.11	96.82
Loan yield	7.09	7.04	6.96	6.77	6.69
Annualized net charge-offs to loans	0.04	0.07	0.01	0.03	0.08
Annualized noninterest income to average assets (4)	0.50	0.53	0.50	0.31	0.29
Annualized noninterest expense to average assets (5)	3.17	3.15	3.20	3.08	2.91
Annualized return on average assets	0.04	0.06	0.22	NA	0.28
Annualized return on average equity	0.49	0.78	2.58	NA	3.11

(1)	Net interest income, annualized, divided by average interest-earning assets for the period

(2)	Difference between the yield on interest-earning assets and the cost of funds

(3)	Noninterest expense, excluding intangible asset amortization divided by net interest income and noninterest income, excluding gains and losses on sales of securities and loans

(4)	Excludes gains and losses on sales of securities and loans

(5)	Excludes intangible asset amortization

Contact:	D. Michael Kramer, President and Chief Executive Officer
330-263-1955
http://www.ohiolegacycorp.com